Exhibit 3.2

CANADIAN NATIONAL RAILWAY COMPANY /

COMPAGNIE DES CHEMINS DE FER NATIONAUX DU CANADA

ARTICLE 1.	INTERPRETATION

ARTICLE 2.	BORROWING AND SECURITIES

ARTICLE 3.	DIRECTORS

ARTICLE 4.	INDEMNIFICATION

ARTICLE 5.	MEETINGS OF SHAREHOLDERS

ARTICLE 6.	ADMINISTRATIVE AND STANDING RESOLUTIONS

ARTICLE 7.	EFFECTIVE DATE AND REPEAL

ARTICLE 1.	INTERPRÉTATION

ARTICLE 2.	EMPRUNTS ET TITRES

ARTICLE 3.	ADMINISTRATEURS — ADMINISTRATRICES

ARTICLE 4.	INDEMNISATION

ARTICLE 5.	ASSEMBLÉE DES ACTIONNAIRES

ARTICLE 6.	RÉSOLUTIONS PERMANENTES ET ADMINISTRATIVES

ARTICLE 7.	DATE D’ENTRÉE EN VIGUEUR ET ABROGATION

BY-LAW NO. 1

A by-law to regulate generally the business and affairs of the Company

RÈGLEMENT N° 1

Règlement régissant les activités commercials et les affaires internes de la Compagnie.

ARTICLE 1.	INTERPRETATION

1.1	Definitions

In the by laws of the Company, unless the context otherwise requires:

“Act” means the Canada Business Corporations Act, and any statute that may be substituted therefor, as from time to time amended, and any reference to the Act includes the regulations thereunder, as applicable;

“Articles” means the Articles of Continuance attached to the Certificate of Continuance of the Company, dated August 24, 1995, as from time to time amended or restated;

“Board” means the board of directors of the Company;

“CN Commercialization Act” means An Act to provide for the continuance of

ARTICLE 1.	INTERPRÉTATION

1.1	Définitions

Dans les règlements de la Compagnie, à moins que le contexte ne s’y oppose,

Compagnie désigne la Compagnie des chemins de fer nationaux du Canada — Canadian National Railway Company.

Conseil designe le conseil d’administration de la Compagnie.

Loi désigne la Loi canadienne sur les sociétés par actions, ainsi que toute loi qui peut lui être substituée par la suite, ainsi que leurs modifications; un renvoi à la Loi comprend les règlements pris en application de celle-ci, s’il y a lieu.

Loi sur la commercialisation du CN désigne la Loi prévoyant la prorogation the Canadian National Railway Company under the Canada Business Corporations Act and for the issuance and sale of shares of the Company to the public, S.C. 1995, c. 24;

“Company” means Canadian National Railway Company — Compagnie des chemins de fer nationaux du Canada;

save as aforesaid, words and expressions defined in the Act have the same meanings when used herein.

1.2	Conflict with CN Commercialization Act, Act or Articles

Where any provision herein conflicts with any provision of the CN Commercialization Act, the Articles or, as applicable, the Act, the provision of the CN Commercialization Act, the Articles and the Act, as the case may be, shall prevail.

1.3	Translation

A translation of any by-law, resolution or minute, or other record of the Board or of any committee thereof, shall have the same validity and effect as a similar certified copy of the original; provided that such translation has been certified by the secretary or any other person the secretary may designate for such purposes.

1.4	Authority to Commit and Execution of Instruments

The Board may from time to time establish procedures relative to commitment and transaction authorizations and determine the officers or other persons by whom any instruments or documents, including, without limitation, deeds, transfers, assignments, contracts, obligations, de la Compagnie des chemins de fer nationaux du Canada sous le régime de la Loi canadienne sur les sociétés par actions ainsi que l’émission et la vente de ses actions au public, L.C. 1995, c. 24.

Statuts désignent les clauses de prorogation jointes au certificat de prorogation de la Compagnie en date du 24 aout 1995, telles qu’elles sont modifiees ou mises à jour à l’occasion.

Exception faite de ce qui précède, les termes et expressions définis dans la Loi et contenus aux présentes ont le sens qui leur est attribué dans la Loi.

1.2	Conflit avec la Loi sur la commercialisation du CN, la Loi ou les statuts

Si une disposition des présentes entre en conflit avec une disposition de la Loi sur la commercialisation du CN, des statuts ou, le cas éché, de la Loi, la disposition de la Loi sur la commercialisation du CN, des statuts ou, le cas échéant, de la Loi a préséance.

1.3	Traduction

Toute traduction d’une résolution, d’un règlement, d’un procès verbal ou de tout autre document du Conséil ou de l’un de ses comites a la meme validité et le même effet qu’une copie certifiée conforme de l’original, à condition que la traduction ait été certifiée conforme par le ou la secrétaire ou toute autre personne nommée par le ou la secrétaire à cette fin.

1.4	Pouvoir de prendre des engagements et signature de documents

Le Conseil peut établir des procédures relatives à l’autorisation de prendre des engagements et d’effectuer des transactions et peut nommer les dirigeants ou dirigeantes ou toute autre personnepouvant signerles documents, y compris, sans restriction, les actes, actes de transferts,

proxies and share certificates of the Company shall be executed and the manner of execution thereof, including the use of facsimile or electronic reproduction of any or all signatures and the use of the corporate seal or a facsimile or electronic reproduction thereof.

1.5	Certificate

A certificate of the secretary or of any other person the secretary may designate for such purposes stating that an officer of the Company, or other person, has such authority in relation to the Company as may be specified in such certificate shall be conclusive evidence of that fact.

1.6	Banking Arrangements

The banking business of the Company including, without limitation, the borrowing of money and the giving of security therefor, shall be transacted with such banks, trust companies or other bodies corporate or organizations as may from time to time be designated by or under the authority of the Board. Such banking business or any part thereof shall be transacted under such agreements, instructions and delegations of powers as the Board may from time to time prescribe or authorize.

1.7	Voting Rights in other Bodies Corporate

The signing officers of the Company may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Company. Such instruments, certificates or other evidence shall be in favour of such person or persons as may be determined by the officers executing such proxies or arranging for the issuance of voting certificates or such cessions, contrats, obligations, procurations et certificats d’actions de la Compagnie, ainsi que la manière dont ces documents sont signés, y compris la reproduction électronique ou par fac-similé d’une ou de plusieurs signatures et l’utilisation du sceau de la Compagnie ou d’une reproduction électronique ou par fac-similé de celui-ci.

1.5	Attestation

Une attestation du ou de la secrétaire, ou d’une autre personne nommée par le ou la secrétaire à cette fin, indiquant qu’un dirigeant ou qu’une dirigeante de la Compagnie ou une autre personne a l’autorité d’agir pour le compte de la Compagnie de la façon indiquée dans l’attestation constitue une preuve concluante de ce fait.

1.6	Ententes bancaires

Les affaires bancaires de la Compagnie, y compris l’emprunt d’argent et le fait de consentir une garantie ou une sûreté à cet égard, sont traitées avec les banques, sociétés de fiducie ou autres personnes morales ou organisations désignées par décision du Conseil ou en vertu de son autorité. Ces affaires bancaires ou toute partie de celles-ci sont traitées suivant toutes les ententes, directives et délégations de pouvoirs que le Conseil impose ou autorise.

1.7	Droit de vote dans d’autres personnes morales

Les signataires autorisés de la Compagnie peuvent signer et remettre des procurations et faire dèlivrer des certificats relatifs à des droits de vote ou d’autres preuves du droit d’exercer les droits de vote se rattachant aux titres détenus par la Compagnie. Ces actes, certificats ou autres preuves sont faits en faveur de la ou des personnes désignées par les dirigeants ou dirigeantes qui signent ces procurations ou qui font délivrer les other evidence of the right to exercise such voting rights. In addition, the Board may from time to time direct by general or specific resolution the manner in which and the person or persons by whom any particular voting rights or class of voting rights may or shall be exercised.

1.8	Statutory Declarations

For the purposes of administering the constrained share provisions set out in the CN Commercialization Act and the Articles, any person in whose name voting shares of the Company are registered who desires to exercise the voting rights pertaining to such shares and any person seeking to have a transfer of a voting share registered in his or her name or to have a voting share issued to him or to her shall, if required by the Company to do so, furnish a statutory declaration under the Canada Evidence Act declaring whether

(a) the person is the beneficial owner of the voting shares of the Company or holds them for a beneficial owner; and

(b) the person is an associate of any other holder of voting shares of the Company as defined in the Articles,

and declaring any further facts as may be considered relevant by the Board. Upon a determination by the Board to that effect, a statutory declaration shall be required in respect of, and at the time of a request for, each subscription for and each transfer of a voting share and in such other circumstances and at such times as the chief legal officer, the secretary, or a person designated by the chief legal officer shall from time to time determine. The form of any statutory declaration required pursuant hereto shall be approved by the chief legal officer, the secretary, or a person designated by the chief legal officer. Where a person is required to furnish a certificats ou autres preuves du droit d’exercer ces droits de vote. En outre, le Conseil peut, au moyen d’une résolution générale ou particulière, établir la façon dont des droits de vote particuliers ou une catégorie de droits de vote peuvent ou doivent être exercés et qui peut ou doit les exercer.

1.8	Déclarations prévues par la Loi

Aux fins de l’application des dispositions visant les actions à participation restreinte de la Loi sur la commercialisation du CN et des statuts, toute personne au nom de laquelle des actions avec droit de vote de la Compagnie sont immatriculées qui désire exercer les droits de vote rattachés à ces actions et toute personne désirant faire inscrire le transfert d’une action avec droit de vote immatriculée en son nom ou désirant se faire émettre une action avec droit de vote fournit, si la Compagnie l’exige, une déclaration prévue à la Loi sur la preuve au Canada déclarant

a) si elle est le propriétaire véritable des actions avec droit de vote de la Compagnie ou si elle les détient pour le compte du propriétaire véritable; et

b) si elle est liée ou non à un autre porteur d’actions avec droit de vote de la Compagnie au sens des statuts,

et déclarant tout autre fait que le Conseil juge pertinent. Si le Conseil en décide ainsi, une déclaration prévue par la loi sera nécessaire au moment de chaque demande de souscription d’une action avec droit de vote ou de chaque transfert d’une telle action et en toute autre circonstance et au moment que détermine le conseiller juridique principal ou la conseillére juridique principale, le ou la secrétaire ou une personne nommée par le conseiller juridique principal ou la conseillére juridique principale. La forme d’une déclaration rendue nécessaire aux termes des présentes doit être approuvée par le conseiller declaration, the Board may refuse to recognize all ownership rights attributable to the voting share including the voting rights attached to such share, to register a transfer of a voting share in his or her name or to issue a voting share to him or to her until that person has furnished the declaration.

1.9	Declaration

The chairperson of the Board, the vice-chairperson of the Board, if appointed, the president, the vice-presidents, the secretary and the treasurer, or any of them or any other officer or person thereunto authorized, is authorized and empowered to appear and make answer for the Company to all writs, orders and interrogatories upon articulated facts issued out of any court and to declare for and on behalf of the Company any answer to writs of attachment by way of garnishment in which the Company is garnishee, and to make all affidavits and sworn declarations in connection therewith or in connection with any or all judicial, quasi judicial, administrative actions, investigations or proceedings to which the Company is a party and to make demands of abandonment or petitions for winding up or bankruptcy orders upon any debtor of the Company and to attend and vote at all meetings of creditors of any of the Company’s debtors and grant proxies in connection therewith.

juridique principal ou la conseillère juridique principale, le ou la secretaire ou une personne nommée par le conseiller juridique principal ou la conseillere juridique principale. Lorsqu’une personne est tenue de fournir une declaration, le Conseil peut refuser de reconnaitre les droits de propriété attribuables a l’action avec droit de vote, y compris les droits de vote s’y rattachant, d’inscrire le transfert d’une action avec droit de vote en son nom ou d’émettre une action avec droit de vote à cette personne jusqu’à ce qu’elle ait fourni la declaration.

1.9	Déclaration

Le président ou la présidente du Conseil, le vice-président ou la vice-présidente du Conseil, s’il en est, le président, ou la prvsidente, les vice-presidents ou les vice-prvsidentes, le ou la secrétaire et le trésorier ou la trésorière, ou l’un d’entre eux ou d’entre elles ou tout autre dirigeant ou dirigeante ou toute autre personne autorisée à cette fin, est autorisé à comparaître et a agir au nom de la Compagnie dans le cadre de toutes les procédures à la suite de brefs, d’ordonnances et d’interrogatoires sur les faits et articles émanant de tout tribunal, à faire toute déclaration au nom de la Compagnie à la suite de brefs de saisie-arrêt où la Compagnie est désignée comme tierce-saisie, a donner tout affidavit ou faire toute déclaration sous serment dans le cadre des saisies-arrêts ou de toutes mesures, enquêtes ou procédures judiciaires, quasi-judiciaires ou administratives auxquelles la Compagnie est partie, à présenter une demande de désistement ou des requêtes en liquidation ou en faillite a l’égard de tout débiteur ou débitrice de la Compagnie, et à être présent et a voter aux assemblées des créanciers et creancieres de tout débiteur ou débitrice de la Compagnie et à accorder toute procuration à cette fin.

1.10	Electronic Documents

A requirement under the Act, the Articles or any by-law of the Company that a notice, document or other information be created or provided is satisfied by the creation or provision of an electronic document in compliance with the Act.

ARTICLE 2.	BORROWING AND SECURITIES

2.1	Borrowing Power

Without limiting the borrowing powers of the Company as set forth in the Act, the Board may, from time to time, authorize the Company to:

(a) borrow money upon the credit of the Company;

(b) issue, reissue, sell or pledge bonds, debentures, notes or other evidences of indebtedness or guarantees of the Company, whether secured or unsecured;

(c) charge, mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable property of the Company, including book debts, rights, powers, franchises and undertakings, to secure any such bonds, debentures, notes or other evidences of indebtedness or guarantees or any other present or future indebtedness or liability of the Company; and

(d) subject to such terms, conditions and restrictions as the Board may from time to time establish, to make any investment and enter into any kind of transaction for the financial management of the Company, on such terms and conditions as the Board or a person or persons designated by the Board may determine, and, without limiting the generality of the foregoing, enter into

(i) commercial paper programs (including without limitation with respect to banker’s acceptances),

1.10	Documents électroniques

La création ou la remise d’un document électronique conformément à la Loi acquitte l’obligation pour la Compagnie de créer ou de fournir un avis, un document ou d’autres renseignements aux termes de la Loi, des statuts ou d’un règlement.

ARTICLE 2.	EMPRUNTS ET TITRES

2.1	Pouvoir d’emprunt

Sans que soient limités les pouvoirs d’emprunt de la Compagnie énoncés dans la Loi, le Conseil peut à l’occasion autoriser la Compagnie à prendre les mesures suivantes :

a) emprunter des deniers sur le crédit de la Compagnie;

b) émettre, réémettre, vendre ou nantir des obligations, des débentures, des billets ou d’autres titres de créance ou des cautionnements de la Compagnie, qu’ils soient garantis ou non;

c) hypothéquer, nantir ou grever d’une charge tous les biens meubles ou immeubles actuels ou futurs de la Compagnie, y compris les comptes débiteurs, droits, pouvoirs, franchises et engagements pour garantir ces obligations, débentures, billets ou autres titres de créance ou cautionnements ou toute autre dette ou obligation présente ou future de la Compagnie; et

d) sous réserve des modalités, conditions et restrictions établies de temps à autre par le Conseil, faire tout investissement et conclure toute transaction visant la gestion financiére de la Compagnie et y participer selon les modalités et conditions que le Conseil ou une ou des personnes nommées par le Conseil peuvent établir et, sans que soit limitée la portée générale de ce qui précède, conclure

(i) des programmes de papier commercial (visant notamment des acceptations bancaires),

(ii) any type of asset financing transaction,

(iii) sale and lease back transactions,

(iv) banking operating agreements, including without limitation the establishment and management of bank credit facilities, banking services contracts, offset agreements and electronic funds transfer agreements,

(v) currency, interest rate, equity or other swap agreements,

(vi) spot, future, forward or other foreign exchange agreements,

(vii) cap, collar or floor transactions,

(viii) forward rate agreements,

(ix) sale and repurchase agreements, purchase and resale agreements, reverse purchase agreements or reverse sale agreements,

(x) spot, future, forward or other financial contracts,

(xi) agreements to buy, sell, borrow or lend securities,

(xii) agreements to issue securities on the basis of assets or investments,

(xiii) guarantee agreements,

(xiv) derivatives, combinations or options in respect of, or agreements similar to or of the same nature as, agreements, transactions or contracts referred to in any of subparagraphs (v) to (xiii),

(xv) master agreements in respect of any agreements, transactions or contracts referred to in any of subparagraphs (v) to (xiv),

(ii) tous types d’opérations de financement reposant sur l’actif,

(iii) des opérations de cession-bail,

(iv) des ententes d’opérations bancaires, y compris, sans restriction, l’établissement et la gestion de facilités de cŕédit bancaires, de contrats de services bancaires, de conventions de compensation et d’ententes de transfert électronique de fonds,

(v) des contrats de swap de devises, de taux d’intérêt, d’actions ou autres,

(vi) des contrats de change au comptant, des contrats à terme, des contrats de change à terme ou autres contrats de change,

(vii) des garanties de taux plafond, des tunnels ou des garanties de taux plancher,

(viii) des contrats de garantie de taux,

(ix) des contrats de vente et de rachat, des contrats d’achat et de revente, des contrats de report ou de report inversé,

(x) des obligations financières contractuelles à terme normaliseés, au comptant, à terme ou autre,

(xi) des contrats d’achat, de vente, d’emprunt ou de prêt de titres,

(xii) des contrats d’émission de titres fondés sur des actifs ou des investissements,

(xiii) des conventions de cautionnement,

(xiv) des produits dérivés, des combinaisons ou des options à l’égard d’ententes, de transactions ou de contrats dont il est question aux sousalinéas (v) à (xiii), ou encore des accords semblables ou de même nature que ceux-ci,

(xv) des contrats cadres à l’égard d’ententes, de transactions ou de contrats dont il est question aux sousalineas (v) à (xiv),

(xvi) any agreements to purchase insurance and risk management coverage, including without limitation the entering into of any bonding contracts and any other types of instrument, contract, or transactions generally used or entered into for the purpose of providing protection from contingent liabilities, or

(xvii) other types of instruments, contracts or transactions generally used for hedging, risk management or other commercial or financial purposes.

For greater certainty, and without limiting in any way the generality of the foregoing, the Company may sell, assign, convey or otherwise dispose of the instruments, contracts or investments referred to in this section 2.1(d) (the “Contracts”), or terminate, according to their terms, such Contracts concluded in accordance with this section 2.1(d) upon such terms and conditions and for such amounts as it considers most advantageous. Nothing in this section limits or restricts the borrowing of money by the Company on bills of exchange, promissory notes or any type of money market instruments made, drawn, accepted or endorsed by or on behalf of the Company.

2.2	Delegation

Subject to the Act, the Board may from time to time delegate to such one or more of the directors or officers of the Company as may be designated by the Board all or any of the powers conferred on the Board by section 2.1 or by the Act to such extent and in such manner as the Board may direct by general resolution or by specific resolution at the time of each such delegation.

(xvi) tout contrat portant sur l’achat d’une protection d’assurances ou de gestion des risques, y compris, sans restriction, la conclusion de tout contrat de cautionnement et de tout autre genre d’acte, de contrat ou de transaction servant généralement à assurer une protection contre la responsabilité éventuelle, ou

(xvii) d’autres types de contrats ou de transactions normalement utilisés aux fins de couverture, de gestion de risques ou à d’autres fins commerciales ou financières.

II demeure entendu, sans que soit limitée la portée générale de ce qui précède, que la Compagnie peut vendre, céder ou aliéner par ailleurs les actes, contrats ou placements dont il est question au présent alinéa 2.1d) (les contrats) ou résilier, conformément à leurs conditions, les contrats conclus conformément au présent alinéa 2.1d) selon ces modalités et conditions et en contrepartie des montants qu’elle juge les plus avantageux.Aucune disposition du présent article ne limite ni ne restreint les emprunts d’argent par la Compagnie au moyen de lettres de change, de billets ou de tous autres effets du marché monétaire faits, tirés, acceptés ou endossés par la Compagnie ou pour son compte.

2.2	Delegation

Sous réserve de la Loi, le Conseil peut à l’occasion déléguer à un ou plusieurs des administrateurs, administratrices, dirigeants ou dirigeantes de la Compagnie qu’il désigne la totalité ou une partie des pouvoirs qui lui sont conférés par le paragraphe 2.1 ou par la Loi dans la mesure et de la façon que le Conseil peut établir au moyen d’une résolution générale ou particulière au moment de chaque délégation.

ARTICLE 3.	DIRECTORS

3.1	Election and Term of Office

The directors shall be elected at each annual meeting of shareholders to hold office until the next annual meeting or until they otherwise cease to hold office, in accordance with the Act.

3.2	Number of Directors and Quorum

The number of directors shall be determined from time to time by resolution of the directors provided that such number is not contrary to the Articles. The quorum for the transaction of business at any meeting of the Board or committee thereof shall consist of a majority of the members, or such other number of directors as the Board may from time to time determine. At any meeting of the directors, any question shall be decided by a majority of the votes cast and, in the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

3.3	Place, Time and Notice

Subject to the provisions of any resolution of the Board of Directors, meetings of the Board of Directors may be called at any time by the Chairman of the Board or the President or any officer who is a director or any two directors and notice of the time and place for holding any meeting of the Board of Directors shall be given at least 24 hours prior to the time fixed for the meeting. Any meeting so called may be held at the registered office of the Company or any other place, which shall have been fixed by the Board of Directors.

ARTICLE 3.	ADMINISTRATEURS — ADMINISTRATRICES

3.1	Élection et durée du mandat

Les administrateurs et administratrices sont élus à chaque assemblée annuelle des actionnaires et demeurent en fonction jusqu’à la prochaine assemblée annuelle ou jusqu’à ce qu’ils cessent par ailleurs leurs fonctions conformément à la Loi.

3.2	Nombre d’administrateurs et d’administratrices et quorum

Le nombre d’administrateurs et d’administratrices est déterminé à l’occasion au moyen d’une résolution du Conseil, pourvu que ce nombre ne soit pas contraire aux statuts. Le quorum pour toute question soumise à une réunion du Conseil ou de l’un de ses comités est la majorité des administrateurs ou administratrices ou tout autre nombre d’administrateurs ou d’administratrices établi à l’occasion par le Conseil. À une réunion du Conseil, les questions sont réglées à la majorité des voix exprimées à leur égard et, en cas d’égalité des voix, le président ou la présidente de la réunion n’a pas de second droit de vote ou droit de vote prépondérant.

3.3	Lieu, date et avis de convocation

Sous réserve des dispositions d’une résolution du Conseil d’administration, les réunions du Conseil peuvent être convoquées à tout moment par le président ou la présidente du Conseil, le président ou la présidente, un dirigeant ou une dirigeante qui est un administrateur ou une administratrice ou deux administrateurs ou administratrices. L’avis de convocation à la réuniondu Conseil d’administration precisant l’heure, la date et l’endroit pour la tenue de la réunion est transmis au moins 24 heures avant l’heure fixée pour la tenue de la réunion. Une réunion ainsi convoquée peut avoir lieu au siège de la Compagnie ou à tout autre endroit que fixe le Conseil d’administration.

3.4	Chairman

Subject to the provisions of any resolution of the directors, the Chairman of the Board, or in his absence, the President, or in the absence of both of them, any officer who is a director, or in the absence also of any such officer, such director as the meeting shall select, shall act as chairman of the meeting.

ARTICLE 4.	INDEMNIFICATION

4.1	Indemnification

The Company shall, in accordance with the provisions of the Act, indemnify a director or officer of the Company, a former director or officer of the Company or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. The Company may extend the benefits of the foregoing indemnification to other persons provided such persons are designated by way of a resolution of the Board.

ARTICLE 5.	MEETINGS OF SHAREHOLDERS

5.1	Place and Manner of Meetings

Meetings of shareholders shall be held at such time and place as the Board shall determine, in accordance with the Act and the Articles.

The Board of directors may determine the manner in which meetings shall be held (either at a specified physical

3.4	Président ou présidente de la reunion

Sous réserve des dispositions d’une résolution du Conseil, le président ou la présidente du Conseil ou, en son absence, le président ou la présidente, ou en leur absence, un dirigeant ou une dirigeante qui est un administrateur ou une administratrice, ou en l’absence d’un tel dirigeant ou d’une telle dirigeante, l’administrateur ou l’administratrice désigné par les administrateurs et administratrices réunis, préside la réunion.

ARTICLE 4.	INDEMNISATION

4.1	Indemnisation

La Compagnie indemnise, conformément aux dispositions de la Loi, ses administrateurs, administratrices, dirigeants, dirigeantes ou leurs prédécesseur(e)s, les personnes qui, à sa demande, agissent ou ont agi en cette qualité ainsi que les personnes qui agissent en cette qualité pour une autre entité de tous leurs frais et toutes leurs dépenses raisonnables, y compris les sommes versées pour régler un procès ou en exécution d’un jugement, engagés à l’égard de poursuites, enquêtes ou procédures civiles, administratives ou autres auxquelles ils étaient parties du fait de leurs relations avec la Compagnie ou l’autre entité. La Compagnie peut appliquer ces dispositions d’indemnisation à d’autres personnes qui doivent cependant être désignées par résolution du Conseil.

ARTICLE 5.	ASSEMBLEE DES ACTIONNAIRES

5.1	Lieu et déroulement des assemblées

Les assemblées des actionnaires ont lieu à l’heure, à la date et à l’endroit que le Conseil établit conformément à la Loi et aux statuts.

Le Conseil d’administration peut fixer la façon dont les assemblées se dérouleront (à un endroit physique place, or by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other, or a combination of the foregoing), as permitted by the Act and the Articles, and when calling a meeting of shareholders, the Board may determine that such meeting will be held entirely by means of such telephonic, electronic or other communication facility. Persons participating in a meeting of shareholders held by such telephonic, electronic or other communication facility are deemed to be present in person at the meeting and will have the opportunity to participate to the same extent as if they were attending in person and in full purview of other shareholders.

5.2	Chairman

The Chairman of the Board, or in his absence, the President, or in his absence, any officer who is a director, or in his absence any Vice-President who is a shareholder, shall preside as chairman at any meeting of the shareholders. If all of the foregoing are absent, the persons present and entitled to vote at said meeting shall choose one of their number to act as chairman of the meeting.

5.3	Quorum

Subject to Section 5.4, a quorum for the transaction of business at any meeting of shareholders shall be two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder for an absent shareholder so entitled, and together holding or representing by proxy not less than 25% of the outstanding shares of the Company entitled to be voted at the meeting.

précis, au moyen d’un mode de communication téléphonique, électronique ou autre qui permet à tous les participants de communiquer de façon suffisante les uns avec les autres ou au moyen d’une combinaison de ces modes), comme le prévoient la Loi et les statuts; lorsqu’il convoque une assemblée des actionnaires, le Conseil peut établir que l’assemblée se déroulera entièrement au moyen d’un tel mode de communication téléphonique, électronique ou autre. Toute personne qui participe à une assemblée des actionnaires au moyen d’un tel mode de communication téléphonique, électronique ou autre est réputée assister en personne à l’assemblée et pourra y participer dans la même mesure que si elle y assistait en personne, bien à la vue des autres actionnaires.

5.2	Presidént ou presidente de l’assemblee

Le président ou la présidente du Conseil ou, en son absence, le président ou la présidente ou, en son absence, un dirigeant ou une dirigeante qui est un administrateur ou une administratrice ou, en son absence, un vice-président ou une vice-présidente qui est un actionnaire, préside l’assemblée des actionnaires. Si aucune de ces personnes n’est présente, les personnes qui assistent ou qui ont le droit de voter à l’assemblée choisissent parmi elles un président d’assemblée.

5.3	Quorum

Sous réserve du paragraphe 5.4, le quorum nécessaire pour les délibérations de toute assemblée des actionnaires est de deux personnes présentes, chacune étant un actionnaire habilité à voter ou un fondé de pouvoir d’un actionnaire absent habilité à voter et qui, ensemble, détiennent ou représentent par procuration au moins 25 % des actions en circulation de la Compagnie conférant le droit de voter à l’assemblee.

5.4	Adjournment

If a meeting of shareholders is adjourned for less than 30 days, it shall not be necessary to give notice of the adjourned meeting, other than by announcement at the meeting that is adjourned. If a meeting of shareholders is adjourned by one or more adjournment for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting. Any adjourned meeting shall be duly constituted if held in accordance with the terms of the adjournment and a quorum is present thereat. If the original meeting was adjourned for lack of a quorum, at the adjourned meeting, the shareholders present in person or their duly appointed proxyholders so present shall form the quorum whatever the number of shares represented. If the original meeting was adjourned for any other reason, the quorum requirement for the adjourned meeting shall be the same as that for the original meeting. Any business may be brought before or dealt with at any adjourned meeting which might have been brought before or dealt with at the original meeting in accordance with the notice calling the original meeting.

ARTICLE 6.	ADMINISTRATIVE AND STANDING RESOLUTIONS

6.1	Administrative and Standing Resolutions

For the purposes of establishing at any time, and amending as may be required from time to time, the power and duties of committees of the Board, officers of the Company and such other persons and any such other continuing administrative procedures as it may deem appropriate, the Board may adopt resolutions that are not contrary to the CN Commercialization Act, the Act, the Articles or the by-laws, which resolutions may but need not be designated as administrative resolutions or standing resolutions.

5.4	Ajournement

Pour donner avis de tout ajournement de moins de 30 jours d’une assemblée, il suffit d’en faire l’annonce à l’assemblée en cause sans avoir à en donner avis. Si une assemblée est ajournée une ou plusieurs fois, pour au moins 30 jours au total, un avis de la reprise de l’assemblée doit être donné comme pour une nouvelle assemblée. Une reprise d’assemblée est dûment constituée si elle est tenue en conformité avec les modalités de l’ajournement et qu’un quorum y est atteint. Si l’assemblée initiale a été ajournée en raison de l’absence d’un quorum, les actionnaires présents ou leurs fondés de pouvoir dûment nommés et présents à la reprise de l’assemblée formeront le quorum, quel que soit le nombre d’actions représentées; si l’assemblée initiale a été ajournee pour une autre raison, les exigences relatives au quorum pour la reprise de l’assemblée seront les mêmes que pour l’assemblée initiale. Toute question qui aurait pu être soumise ou examinee à l’assemblée initiale peut être soumise ou examinée â la reprise de l’assemblee en conformité avec l’avis de convocation â l’assemblée initiale.

ARTICLE 6.	RESOLUTIONS PERMANENTES ET ADMINISTRATIVES

6.1	Resolutions permanentes et administratives

Afin d’établir les pouvoirs et les fonctions des comités du Conseil, des dirigeants et dirigeantes de la Compagnie et d’autres personnes ainsi que les autres procédures administratives permanentes qu’il juge appropriées et pour les modifier au besoin, le Conseil peut adopter des résolutions compatibles avec la Loi sur la commercialisation du CN, la Loi, les statuts ou les réglements. Ces résolutions peuvent mais ne doivent pas obligatoirement être désignées comme des résolutions administratives ou des résolutions permanentes.

ARTICLE 7.	EFFECTIVE DATE AND REPEAL

7.1	Effective Date

This by-law shall have effect from March 5, 2002.

7.2	Repeal

Upon the date of this by-law becoming effective, By-law No. 1 shall be repealed, provided that such repeal shall not affect the previous operation of By-law No. 1 or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under, or the validity of any contract or agreement made pursuant to such By-law No. 1 prior to its repeal and provided further that all by-laws of the Company previously repealed shall remain repealed. All officers and persons acting under By-law No. 1 shall, notwithstanding its repeal, continue to act as if appointed under the provisions of this by-law or by the Act and all resolutions of the shareholders or directors passed under any repealed by-law shall continue to be good and valid except to the extent inconsistent with this by-law and until amended or repealed.

ARTICLE 7.	DATE D’ENTRÉE EN VIGUEUR ET ABROGATION

7.1	Date d’entrée en vigueur

Le présent règlement entre en vigueur le 5 mars 2002.

7.2	Abrogation

Le Règlement No 1 est abrogé à compter de la date d’entrée en vigueur du present règlement, étant entendu que cette abrogation ne modifie pas l’effet antérieur du Règlement No 1, n’invalide pas les actes posés en vertu du Règlement No 1, ni les obligations ou responsabilités engagées ou droits ou privilèges acquis en vertu du Règlement No 1 ou n’invalide pas une convention ou un contrat conclu en vertu du Règlement No 1 avant son abrogation et étant entendu que tous les règlements de la Compagnie qui ont été abrogés auparavant restent abrogés. Tous les dirigeants et dirigeantes et toutes les personnes agissant en vertu du Règlement No 1 continuent, malgre son abrogation, d’agir comme s’ils avaient été nommés en vertu du présent règlement ou de la Loi, et toutes les résolutions des actionnaires ou du Conseil qui ont été adoptées en vertu de règlements abrogés continuent d’être valables sauf si elles sont incompatibles avec le présent règlement, et ce, jusqu’à ce qu’elles soient modifiées ou abrogees.